Artisan Partners Asset Management Inc. Reports Quarter and Year Ended December 31, 2016 Results
Milwaukee, WI – February 6, 2017 – Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the quarter and year ended December 31, 2016, including net income and earnings per share. The full fourth quarter 2016 earnings release and investor presentation can be viewed at www.apam.com.

Conference Call
The Company will host a conference call on February 7, 2017 at 12:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chairman and Chief Executive Officer, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the investor relations section of the Company’s website at artisanpartners.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10099540. A replay of the call will be available until February 14, 2017 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 10099540. An audio replay will also be available on the Company’s website.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com